UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2016

Energy XXI Ltd

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Plan of Reorganization

As previously reported by Energy XXI Ltd, a Bermuda exempted company (the “Company” or “Energy XXI”), on April 14, 2016 (the “Petition Date”), the Company, Energy XXI Gulf Coast, Inc., an indirect wholly-owned subsidiary of the Company (“EGC”), EPL Oil & Gas, Inc., an indirect wholly-owned subsidiary of the Company (“EPL”), and certain other subsidiaries of the Company (together with the Company, EGC and EPL, the “Debtors”) filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) under the caption In re Energy XXI Ltd, et al., Case No. 16-31928 (the “Chapter 11 Cases”).

On July 15, 2016, the Bankruptcy Court entered the Order (A) Approving the Disclosure Statement and the Form and Manner of Service Related Thereto, (B) Setting Dates for the Objection Deadline and Hearing Relating to Confirmation of the Plan and (C) Granting Related Relief. On July 18, 2016, the Debtors filed the solicitation version of the Debtors’ Third Amended Disclosure Statement (as may be further modified, supplemented, or otherwise amended from time to time, the “Disclosure Statement”).

On November 21, 2016, the Debtors filed the Second Amended Proposed Joint Chapter 11 Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”) and the solicitation version of the Second Supplement to the Disclosure Statement Setting Forth Modifications to the Plan (as may be further modified, supplemented, or otherwise amended from time to time, the “Disclosure Statement Supplement”).

On November 21, 2016, the Bankruptcy Court entered the Order (A) Approving the Adequacy of the Disclosure Statement Supplement to the Debtors’ Third Amended Disclosure Statement Setting Forth Modifications to the Debtors’ Plan and the Continued Solicitation of the Plan and (B) Granting Related Relief approving updated solicitation and tabulation procedures with respect to the Plan, which conditionally approved the Disclosure Statement Supplement.

On December 13, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) pursuant to the Bankruptcy Code, which approved and confirmed the Plan as modified by the Confirmation Order.

The Debtors expect that the effective date of the Plan will occur as soon as all conditions precedent to the Plan have been satisfied (the “Effective Date”). Although the Debtors are targeting occurrence of the Effective Date by the end of the 2016 calendar year, the Debtors can make no assurances as to when, or ultimately if, the Plan will become effective. It is also possible that technical amendments could be made to the Plan.

The following is a summary of the material terms of the Plan. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan and the Confirmation Order, which are attached hereto as Exhibits 2.1 and 99.1, respectively, and incorporated by reference herein. All capitalized terms used herein but not otherwise defined in this Current Report on Form 8-K (this “Form 8-K”) or as otherwise indicated have the meanings set forth in the Plan.

The Plan of Reorganization and Treatment of Clams and Interests

On the Effective Date, the Plan provides that reorganized EGC (the “New Parent”) will hold substantially all of the assets of Energy XXI and its subsidiaries. The Plan contemplates the following treatment of claims against and interests in the Debtors:

•	Holders of claims arising under the Debtors’ existing first lien credit facility (the “Current Revolving Credit Facility”) will, among other things, receive such holder’s pro rata share of the obligations of the New Parent and the reorganized subsidiary Debtors (collectively with the New Parent, the “Reorganized Debtors”) under the Reorganized Debtors’ new three-year secured credit facility (the “Exit Facility”).

•	Holders of claims arising from EGC’s existing unsecured notes (the “EGC Unsecured Notes Claims”) will receive such holder’s pro rata share of warrants equal to an aggregate of 3.6% of the new equity in New Parent (the “New Equity”), subject to dilution by the long-term management incentive plan (the “Management Incentive Plan”) for the Reorganized Debtors, with a maturity of 5 years and an equity strike price equal to $1.45 million (the “EGC New Warrant Package”).

•	Holders of claims arising from EPL’s existing unsecured notes (the “EPL Unsecured Notes Claims”) will receive such holder’s pro rata share of warrants equal to an aggregate of 2.4% of the New Equity, subject to dilution from the Management Incentive Plan, with a maturity of 5 years and an equity strike price equal to $1.45 million (the “EPL New Warrant Package” and together with the EGC New Warrant Package, the “New Warrant Package”).

•	Holders of claims arising under EGC’s existing 11.0% senior second lien notes due 2020 will receive each such holder’s pro rata share of 84% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package.

•	Holders of EGC Unsecured Notes Claims will receive (i) each such holder’s pro rata share of 12% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package and (ii) the EGC New Warrant Package.

•	Holders of EPL Unsecured Notes Claims will receive (i) each such holder’s pro rata share of 4% of the New Equity under the Plan, subject to dilution by the Management Incentive Plan and the New Warrant Package and (ii) the EPL New Warrant Package.

•	Holders of the Company’s 3.0% senior convertible notes due 2018 will receive such holder’s pro rata share of $2.0 million in cash.

•	Holders of general unsecured claims against the Debtors will receive their pro rata share of $1.47 million in cash.

•	Holders of certain trade claims will receive $0.90 in cash on account of each dollar of an allowed trade claim.

•	John D. Schiller, Jr. will serve as the New Parent’s President and Chief Executive Officer and as a member of the board of directors of the New Parent (the “New Parent Board”).

Equity Committee Settlement

The Debtors reached a settlement with the Official Committee of Equity Security Holders (the “Equity Committee”) which, among other things, included a settlement of certain claims and objections asserted by the Equity Committee, whereby the Debtors will deposit $160,000 into a trust account for the benefit of the equity security holders of Energy XXI to be distributed or used by the Equity Committee on the Effective Date in its sole discretion consistent with its duties as a statutory committee.

Capital Structure

Pursuant to the Plan, the dissolution of Energy XXI will be completed under the laws of Bermuda (the “Bermuda Proceeding”) following emergence, and existing equity holders will not likely receive any distributions in respect of that equity in that dissolution. On the Effective Date, pursuant to the Plan, the New Parent will adopt the Second Amended and Restated Articles of Incorporation (the “New Parent Charter”) and the Second Amended and Restated Bylaws (the “New Bylaws” and collectively with the New Parent Charter, the “New Organizational Documents”). The New Parent Charter will authorize the New Parent to issue shares of New Equity, certain of which will be issued to holders of claims pursuant to the Plan on the Effective Date. The New Parent will also reserve for issuance the maximum number of shares of New Equity issuable upon exercise and settlement of the New Warrant Package and a sufficient number of shares to honor incentive awards to be granted under the Management Incentive Plan. On the Effective Date, the New Parent will also enter into a registration rights agreement with certain stockholders.

Post-Emergence Governance and Management

On the Effective Date, the New Parent Board will take office in accordance with the New Organizational Documents. Mr. Bruce Busmire will resign as a director of EGC as of the Effective Date. The New Parent Board will consist of seven directors, including John D. Schiller, Jr., Michael S. Reddin, Michael S. Bahorich, George Kollitides, Steven Pully, James “Jay” W. Swent III and Charles W. Wampler.

Exit Facility

Pursuant to the Plan and as a condition to its effectiveness, on the Effective Date, the New Parent, as Borrower, and the other Reorganized Debtors expect to enter into the Exit Facility. The Exit Facility will be comprised of two facilities: (i) a term loan facility (the “Exit Term Loan”) resulting from the conversion of the remaining drawn amount under the Current Revolving Credit Facility of approximately $69 million plus accrued default interest, fees and expenses and (ii) a revolving credit facility (the “Exit Revolving Facility”) resulting from the conversion of the former EGC tranche of the Current Revolving Credit Facility which provides, subject to the limitations noted below, for the making of revolving loans and the issuance of letters of credit.

The Exit Term Loan will have a maturity of three years. Interest on the outstanding amount of the Exit Term Loan will accrue at an interest rate equal to either: (i) the Alternative Base Rate (as defined in the Exit Facility) plus 3.5% per annum or (ii) the one-month LIBO Rate (as defined in the Exit Facility) plus 4.5% per annum. Interest on the Exit Term Loan bearing interest at the Alternative Base Rate will be payable quarterly; interest on the Exit Term Loan bearing interest at the LIBO Rate will be payable monthly.

On the Effective Date, the aggregate commitments for the Exit Revolving Facility will be $227,742,500, all of which will be utilized to maintain in effect letters of credit issued in favor of ExxonMobil to secure certain plugging and abandonment obligations. Each existing letter of credit may be renewed or replaced (in each case, in an outstanding amount not to exceed the outstanding amount of the existing letter of credit).

The commitments under the Exit Revolving Facility will be permanently reduced by fifty percent of the amount of the aggregate reduction in the stated amount of all letters of credit outstanding in favor of ExxonMobil on the Effective Date resulting from any reduction, replacement or cancellation of such letters of credit. The remaining fifty percent of such aggregate reduction will be available for borrowing as revolving loans subject to a ceiling for all such loans of (i) $25 million prior to the date the borrowing base is initially determined and (ii) the borrowing base, on and after the date the borrowing base is initially determined.

Following the reduction, replacement or cancellation of such letters of credit, the New Parent must make a mandatory prepayment of the revolving loans and, if necessary, cash collateralize the outstanding letters of credit if such a reduction in revolving commitments would cause the revolving credit exposure to exceed the revolving credit commitments. On or after the determination of the borrowing base, the New Parent must also make a mandatory prepayment of the revolving loans and, if necessary, cash collateralize the outstanding letters of credit not in favor of ExxonMobil if a borrowing base deficiency occurs. For each fiscal quarter ending on and after March 31, 2018, if the Asset Coverage Ratio (as defined in the Exit Facility) is less than 1.50 to 1.00, the New Parent must make a mandatory prepayment of the Exit Term Loan equal to the lesser of (i) 7.5% of the aggregate outstanding principal amount of the Exit Term Loan on the Effective Date or (ii) the then outstanding principal amount of the Exit Term Loan.

The Exit Revolving Facility will have a maturity of three years. Interest on the outstanding amount of revolving loans borrowed under the Exit Revolving Facility will accrue at an interest rate equal to either (i) the Alternative Base Rate plus 3.5% per annum or (ii) the one, three or six month LIBO Rate plus 4.5% per annum. Interest on revolving loans that bear interest at the Alternative Base Rate will be payable quarterly; interest on revolving loans that bear interest at the LIBO Rate will be payable at the end of each interest period or, if an interest period exceeds three months, at the end of every three months. The stated amount of each letter of credit issued under the Exit Revolving Facility accrues fees at the rate of 4.5% per annum. There is an issuance fee of 0.25% per annum charged on the stated amount of each letter of credit issued after the Effective Date.

Unused commitments under the Exit Revolving Facility will accrue a commitment fee of 0.50% payable quarterly in arrears.

The Exit Facility will be guaranteed by substantially all of the wholly owned subsidiaries of the New Parent, subject to customary exceptions, and will be secured by first priority security interests on substantially all assets of each Reorganized Debtor guarantor.

The Exit Facility will contain covenants and events of default customary for reserve-based lending facilities. In addition, for each fiscal quarter ending on and after March 31, 2018, the New Parent must maintain a Current Ratio (as defined in the Exit Facility) of no less than 1.00 to 1.00 and a First Lien Leverage Ratio (as defined in the Exit Facility) of no greater than 4.00 to 1.00 calculated on a trailing four quarter basis.

Upon emergence from the Chapter 11 Cases, the New Parent will be required under the Exit Facility to have liquidity of at least $90 million. The Reorganized Debtors may use the proceeds of the Exit Facility for any permitted purpose, including the funding of distributions under the Plan and satisfaction of ongoing working capital needs.

Management Incentive Plan

The Confirmation Order authorizes the New Parent Board to enter into the Management Incentive Plan, which will be a comprehensive equity-based award plan as part of the go-forward compensation for the Reorganized Debtors’ officers, directors, employees and consultants. The New Parent Board will formulate the types of equity based awards (including stock option and restricted stock units) on the terms and conditions determined by the New Parent Board. Awards under the Management Incentive Plan will be awarded to such parties at the discretion of the New Parent Board; provided, however, that 3% of the 5% total New Equity on a fully diluted basis reserved under the Management Incentive Plan must be allocated by the New Parent Board no later than 120 days after the Effective Date.

Settlement, Releases and Exculpation

The Plan incorporates an integrated compromise and settlement of claims to achieve a beneficial and efficient resolution of the Chapter 11 Cases. Unless otherwise specified, the settlement, distributions and other benefits provided under the Plan, including the releases and exculpation provisions included therein, are in full satisfaction for all claims and causes of action that could be asserted.

The Plan provides certain customary release provisions that include releases for the benefit of parties, including but not limited to: the Debtors; the Reorganized Debtors; the lenders under the Current Revolving Credit Facility; Wells Fargo Bank, N.A. as administrative agent under the Current Revolving Credit Facility; the Official Committee of Unsecured Creditors and its past and current members in their capacities as such; the Plan Support Parties, the Second Lien Indenture Trustee; the Provisional Liquidator; and each of their respective directors, officers employees attorneys, financial advisors, and other specified professionals to the extent permitted by applicable law, with the exception of gross negligence, fraud or willful misconduct.

The Plan also provides certain customary exculpation provisions, which include a full exculpation from liability in favor of each Exculpated Party from any and all claims and causes of action arising on or after the Petition Date and any and all claims and causes of action relating to any act taken or omitted to be taken in connection with, or related to, the Chapter 11 Cases, including formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or consummating the Plan, the Disclosure Statement, the Bermuda Proceeding or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases or the restructuring of the Debtors, with the exception of gross negligence, fraud or willful misconduct.

Certain Information Regarding Assets and Liabilities of the Company

Information regarding the assets and liabilities of the Company as of the most recent practicable date is hereby incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, filed with the Securities and Exchange Commission on November 14, 2016.

Item 8.01.   Other Events

On December 13, 2016, the Company issued a press release announcing the entry of the Confirmation Order. A copy of this press release is filed as Exhibit 99.2 to this report, which is incorporated by reference into this Item 8.01.

Cautionary Note Regarding Forward-Looking Statements

This Form 8-K and the related exhibits contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans or expectations of the Company are based upon current expectations and are subject to a number of risks, uncertainties and assumptions. It is not possible to predict or identify all such factors, and the following list should not be considered a complete statement of all potential risks and uncertainties relating to the bankruptcy filing by the Debtors, including, but not limited to: (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 Cases, (ii) the ability of the Company and its subsidiaries to consummate the Plan, (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents, (iv) the Bankruptcy Court rulings in the Chapter 11 Cases, as well the outcome of all other pending litigation and the outcome of the Chapter 11 Cases in general, (v) the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings, (vi) risks associated with third-party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to consummate the Plan, (vii) the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations, (viii) increased advisory costs to execute the Company’s reorganization, (ix) the impact of NASDAQ’s delisting on the liquidity and market price of the Company’s common stock and on the Company’s ability to access the public capital markets, (x) the uncertainty that any trading market for the Company’s common stock will exist or develop in the over-the-counter markets and (xi) other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K for the period ended June 30, 2016 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 for more information.  The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Item 9.01.   Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
2.1	Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated December 13, 2016.
99.1	Findings of Fact, Conclusion of Law, and Order Confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, as entered by the Bankruptcy Court on December 13, 2016.
99.2	Press Release, dated as of December 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI Ltd

	By:	/s/ Bruce W. Busmire
Bruce W. Busmire
December 15, 2016		Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated December 13, 2016.
99.1	Findings of Fact, Conclusion of Law, and Order Confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, as entered by the Bankruptcy Court on December 13, 2016.
99.2	Press Release, dated as of December 13, 2016.